Exhibit 6.5

PROMISSORY NOTE

$100,000.00	December 12, 2001

1. FOR VALUE RECEIVED, the undersigned maker of this note, MD Technologies, Inc., a Delaware corporation (“Maker”), promises to pay to the order of William C. Ellison (“Noteholder”) the principal amount of One Hundred Thousand and no/100 dollars ($100,000.00), with interest on the outstanding principal balance from the date hereof until paid at the rate of 12%.

2. This is a master promissory note evidencing the indebtedness of Maker to the Noteholder in connection with advances made to Maker by the Noteholder from time to time on a non-revolving basis. The maximum amount advanced shall not exceed the principal amount of this note and Maker shall be obligated to pay only the amount actually advanced plus interest and any charges or other amounts as provided herein.

3. Maker shall pay accrued interest under this note monthly on the 15th day of each and every calendar month commencing January 15, 2002. All outstanding principal and any accrued but unpaid interest under this note shall be due and payable on the day that is 12 months after the date the note is executed. All payments shall be made in United States dollars. All payments shall be applied first to interest then accrued and then to principal. This note may be prepaid in whole or in part at any time without premium or penalty.

4. A default under this note shall occur if any installment of principal or interest is not paid promptly when due; or if any default shall occur under the loan agreement of even date herewith between Maker and the Noteholder (the “Loan Agreement”); or if any default shall occur under the security agreement of even date herewith between Maker and the Noteholder (the “Security Agreement”); or if Maker shall default under any loan, extension of credit, security agreement, purchase or sale agreement or any other agreement, in favor of any other creditor or person and fail to cure such default within any applicable cure period; or upon the death of Maker or, if Maker is an entity, upon its dissolution or the termination of its existence; or upon the insolvency or business failure of, or the appointment of a custodian, trustee, liquidator or receiver for, Maker or for any of Maker’s property; or upon the making of an assignment for the benefit of creditors by Maker; or upon the filing of a petition or other action under any bankruptcy, insolvency or debtor’s relief law or for any adjustment of indebtedness, composition or extension by or against Maker.

5. Upon the occurrence of a default under this note, (i) all outstanding principal and any accrued but unpaid interest shall, at the option of the Noteholder, become immediately due and payable, without presentment, notice, protest or demand of any kind, all of which are expressly waived by Maker and (ii) the Noteholder may proceed to protect and enforce its rights under this note, the Security Agreement, the Loan Agreement or any other agreement between Maker and the Noteholder, by suit or otherwise, at law or in equity. No failure or delay in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law, by contract or otherwise.

6. Any notice or other communication (“Notice”) required or permitted to be given in connection herewith must be in writing and may be given to the person to be notified by (i) delivering it to such person, or (ii) sending it by a commercial courier service (such as FedEx) with such delivery confirmed in writing by the courier, or (iii) by United States Mail, postage prepaid, registered or certified mail, return receipt requested, or express mail expedited delivery service. Notice is effective upon delivery or, if delivery is refused, upon attempted delivery at the recipient’s address for Notices. A party delivering Notice shall try to obtain a receipt. For purposes of Notice, the addresses of the parties shall, until changed by Notice, be as follows:

If to Maker:	MD Technologies
620 Florida Street, Suite 200
Baton Rouge, Louisiana 70801
Attn: Jose S. Canseco, CEO

If to the Noteholder:	William C. Ellison

New Orleans, Louisiana 70

7. If this note is placed in the hands of an attorney at law for collection, to prosecute claims in bankruptcy, to institute legal proceedings to recover the amount hereof, or any part hereof, Maker promises to pay the reasonable fees of the attorneys employed for that purpose, and all court costs and costs of appeal.

8. ALL PARTIES HERETO (INCLUDING MAKER AND ANY ENDORSER, GUARANTOR OR SURETY) WAIVE PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND ALL PLEAS OF DIVISION AND DISCUSSION AND CONSENT TO ALL EXTENSIONS OF TIME, RENEWALS, WAIVERS, MODIFICATIONS, RELEASES OF SECURITY, EXCHANGES OF SECURITY AND OTHER INDULGENCES GRANTED BY THE NOTEHOLDER WITH RESPECT TO THIS NOTE AND HEREBY BIND THEMSELVES UNCONDITIONALLY, JOINTLY, SEVERALLY AND SOLIDARILY, AS ORIGINAL PROMISSORS FOR THE PAYMENT HEREOF IN PRINCIPAL, INTEREST, LATE CHARGES, ATTORNEYS’ FEES AND COSTS.

9. This note shall be construed and enforced in accordance with the laws of the State of Louisiana, United States of America. Any judicial proceeding brought against Maker under or on account of this note may be brought in any federal or state court located in Orleans or East

Baton Rouge Parish, Louisiana and Maker consents to and accepts for itself the jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered by any such court under or on account of this note.

MD TECHNOLOGIES, INC.

By:	/s/ Jose S. Canseco

Jose S. Canseco, CEO

ADDENDUM TO PROMISSORY NOTE

November 10, 2003

On December 12, 2001, MD Technologies Inc. (“Maker”) executed a promissory note promising to pay to the order of William C. Ellison (“Noteholder”) the principal amount of One Hundred Thousand and no/l00 dollars ($100,000), with interest on the outstanding principal balance until paid at the rate of 12%.

All outstanding principal and any accrued but unpaid interest under the note was originally due December 12, 2002. This date shall be extended to June 30, 2004.

The Maker, at its discretion, has the right to prepay.

All other terms and conditions of the Promissory Note shall remain the same.

MD Technologies Inc.

By:	/s/ Jose S. Canseco	By:	/s/ William C. Ellison
	Jose S. Canseco		William C. Ellison